Exhibit 10.23

Shareholders’ Voting Right Proxy Agreement

This Shareholders’ Voting Right Proxy Agreement (hereinafter referred to as the “Agreement”) is entered into by and among the following Parties as of May 20, 2019 in Beijing, the People’s Republic of China (“PRC”, for purposes of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan):

(1)                                 Ucommune (Beijing) Technology Co., Ltd. (hereinafter referred to as the “WFOE”), a wholly foreign-owned limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China, with its registered address at No. 8A, Zhaofeng First Street, Zhaofeng Industrial Base, Zhaoquanying Town, Shunyi District, Beijing, its unified social credit code being 91110113MA01GJH80T;

(2)                                 Beijing Ubazaar Technology Co., Ltd. (hereinafter referred to as the “Target”), a limited liability company duly incorporated and validly existing under the laws of the People’s Republic of China, with its registered address at No. 2230, 2/F, No. A56, Zhongguancun South Street, Haidian District, Beijing, China, its unified social credit being 91110108MA01EBM04C;

(3)                                 Nan Shi (hereinafter referred to as the “Target Shareholder”), a Chinese citizen, her ID number being [____________];

The above parties are individually referred to as a “Party” or the “Party” and collectively referred to as the “Parties”.

Whereas,

1.              As of the signing date of this Agreement, the Target Shareholder holds 100% of the equity in the Target;

2.              On the signing date of this Agreement, the Parties to this Agreement have signed the Equity Pledge Agreement and the Exclusive Option Agreement, while the WFOE and the Target have signed the Exclusive Business Cooperation Agreement (this Agreement, the Exclusive Business Cooperation Agreement, the Equity Pledge Agreement and the Exclusive Option Agreement, as well as amendments made from time to time hereto and thereto, are collectively referred to as the “VIE Agreements”);

3.              The Target Shareholder agrees to unconditionally and irrevocably entrust the WFOE and/or any person designated by the WFOE (hereinafter referred to as the “Designee”, including but not limited to the WFOE and/or its directors, successors and bankruptcy liquidator) to exercise its voting rights and all other shareholders’ rights in respect of its equity in the Target in accordance with applicable laws, regulations and the Target’s Articles of Association (hereinafter referred to as the “Articles of Association”), and the WFOE consents to accept such entrustment;

After friendly negotiation, the Parties to this Agreement agree as follows regarding such entrustment:

Article 1       Shareholders’ Right Entrustment

1.1                     The Target Shareholder hereby irrevocably and unconditionally entrusts the WFOE and/or the Designee to exercise its voting rights and all other shareholders’ rights in respect of its equity in the Target (collectively the “Entrusted Rights”) during the term of this Agreement to the extent permitted by PRC Laws (including any laws, regulations, rules, notices, interpretations or other binding documents promulgated by any central or local legislative, administrative or judicial authority before or after the effectiveness of this Agreement, hereinafter referred to as “PRC Laws”) and the Articles of Association, including but not limited to:

(1)                                 Exercising decision-making powers on all matters that require to be determined by shareholders on behalf of the Target Shareholder (including but not limited to designation and selection or replacement of the legal representative, directors, supervisors and senior executives of the Target), signing minutes, shareholder’s decision and any document to be signed by shareholders of the Target, and submitting any document to the company registration authority for registration and filing purposes;

(2)                                 Authorizing or deciding the disposal of the Target’s assets;

(3)                                 Determining the dissolution and liquidation of the Target, establishing a liquidation group on behalf of the Target Shareholder and exercising the functions of the liquidation group during the liquidation period according to law;

(4)                                 Deciding to transfer or otherwise dispose of the Target’s equity held by its shareholders, and signing all necessary documents and performing all necessary procedures on behalf of the Target Shareholder for the purposes of the foregoing matters;

(5)                                 Exercising other shareholders’ rights under laws, regulations, and the Articles of Association (and their amendments from time to time).

1.2                     The Target authorizes the WFOE and/or the Designee to exercise its voting rights and other shareholders’ rights in its subsidiaries that have been established or are about to be established in accordance with laws, regulations and the articles of association of such subsidiaries, and the Target Shareholder acknowledges and agrees to such authorization.

1.3                     In order to achieve the above authorization, the Target Shareholder will, according to the WFOE’s instructions from time to time, execute a Power of Attorney containing substantially the same contents as Annex I of this Agreement, authorizing the WFOE and/or the Designee to exercise the Entrusted Rights.

1.4                     The WFOE reserves the right, at its sole discretion, to authorize the person designated by it to exercise the Entrusted Rights at any time without the consent of the Target Shareholder and the right to remove the Designee at any time by notifying the Target Shareholder. The exercise of the Entrusted Rights by the Designee will be deemed as the exercise by the WFOE, having the same legal force and effect as the exercise by the WFOE hereunder. During the term of this Agreement, if the WFOE informs the Target Shareholder in writing to terminate the authorization granted to the specific Designee, the Target Shareholder shall immediately do so and separately authorize another Designee designated by the WFOE to exercise the Entrusted Rights, such new authorization will supersede the previous one once it is made. The term “person” as used herein shall refer to natural persons, corporations, partnerships or other non-corporate organizations.

1.5                     Except as described in Section 1.4 of this Agreement, the Target Shareholder may not unilaterally revoke the delegation and authorization to the WFOE and/or the Designee without the prior written consent of the WFOE.

1.6                     Except with the prior written consent of the WFOE, the Target Shareholder may not transfer or promise to transfer all or part of its equity in the Target to any institution or individual other than the WFOE, or create any pledge or proxy voting or other encumbrances on such equity (except for encumbrances arising from the execution of the Equity Pledge Agreement). If the Target Shareholder has transferred all of its equity in the Target with the consent of the WFOE and has completed the delivery formalities in respect of the equity transfer, it will no longer be a Party to this Agreement. The transfer by the Target Shareholder of all or part of its equity in the Target shall be conditional on the transferee promising to assume all rights and obligations of the transferor hereunder and procuring the transferee to take the place of the transferor or to be a Party of this Agreement.

Article 2       Exercise of Entrusted Rights

2.1                     The Target Shareholder agrees that, in exercising the Entrusted Rights, the WFOE and/or the Designee is not required to seek the prior opinions of the Target Shareholder. The WFOE’s and/or the Designee’s exercise of the Entrusted Rights shall be deemed as actions of the Target Shareholder, and the documents signed executed by the WFOE ad/or the Designee shall also be deemed to have been executed by the Target Shareholder. The Target Shareholder recognizes and acknowledges the consequences of the WFOE’s and/or the Designee’s exercise of the Entrusted Rights, and agrees to bear the corresponding legal responsibilities and consequences.

2.2                     The Target Shareholder agrees that, without the prior written consent of the WFOE, it will not exercise any shareholder right granted to the WFOE and/or the Designee, or interfere with the exercise of the Entrusted Rights by the WFOE and/or the Designee, and will do its best to cooperate with the WFOE and/or the Designee to exercise such rights. The Target Shareholder further agrees to promptly sign all reasonably necessary agreements, resolutions and other documents and implement all actions reasonably necessary to implement the provisions of this Agreement and assist the WFOE and/or the Designee to exercise the Entrusted Rights, including when necessary (e.g., when the submission of such documents is necessary for the approval of, or registration or filing with government authorities) promptly signing the shareholder’s decisions or other relevant legal documents prepared by the WFOE and/or the Designee.

2.3                     The Parties agree that, during the term of this Agreement, if the granting or exercise of the Entrusted Rights hereunder is unenforceable for any reason (except for default by the Target Shareholder), the Parties shall immediately seek a most similar substitute for the provision unenforceable and, if necessary, enter into a supplementary agreement to adjust the provisions herein, so as to ensure the fulfillment of the purpose hereof.

2.4                     When exercising the Entrusted Rights within the authorization scope hereunder, the WFOE and/or the Designee shall perform the entrusted obligations carefully with diligence shall comply with the relevant laws and regulations and the Articles of Association.

2.5                     For the purpose of exercising the Entrusted Rights hereunder, the WFOE and/or the Designee is entitled to have access to the information including the Target’s operation, business, clients, finance, staff, etc. and to inspect, exract or copy the relevant materials of the Target (including but not limited to any books, statements, contracts and internal communications concerning finance, business and operations and other documents). The Target and the Target Shareholder shall fully cooperate with the WFOE and/or the Designee in this regard.

Article 3       Exemption and Indemnification

3.1                     The Parties acknowledge that the WFOE and/or the Designee shall not be required to take any responsibility in whatever nature or make any economic or other indemnification to any Party hereto as a result of exercise of the Entrusted Rights hereunder.

3.2                     The Target Shareholder and the Target agree to indemnify and hold harmless the WFOE and/or the Designee against all losses which it suffers in connection with exercise of the Entrusted Rights, including but not limited to any litigation, allegation or claim initiated by any third party, and losses from administrative investigation or penalty by government authorities. However, losses suffered as a result of the intentional misconduct or gross negligence of the WFOE and/or the Designee shall not be indemnified.

Article 4       Representations, Warranties and Covenants

4.1                     Each Party to this Agreement hereby irrevocably represents and warrants as follows:

(1)                                 It is an entity duly incorporated and validly existing with full capacity for civil conduct, or a natural person with full capacity for civil conduct;

(2)                                 It has full power and authority to execute, deliver and perform this Agreement, annexes hereto and all other documents to be executed by it relating to their rights and obligations under this Agreement;

(3)                                 This Agreement and its annexes and all other documents to be executed by it in relation to this Agreement will be duly and properly executed and delivered by the Party, and will be legally binding on the Party from their respective effective date;

(4)                                 There is no misrepresentation or major omission in any document previously provided by the Party to other Parties;

(5)                                 The execution, delivery and performance of this Agreement by it: (i) will not conflict with, or violate, or constitute, with the passage of time or the giving of notice, a default under: (a) its business license, articles of association, license, approval granted by the government authority for its establishment, agreements relating to its establishment or any other constitutional document, (b) any other legal provisions by which it is bound, and (c) any contract, agreement, lease or other documents to which it is a party severally or jointly, or by which it or its assets are bound; (ii) will not result in any mortgage or other encumbrances on its assets or entitle any third party to impose any mortgage or other encumbrances on its assets, except for the pledge placed on the equity in the Target in accordance with the Equity Pledge Agreement signed by the Parties on the date hereof; (iii) will not result in termination or modification of any contract, agreement, lease or other documents to which it is a party severally or jointly, or by which it or its assets are bound, or entitle any third party to terminate or modify the terms of such documents; (iv) will not result in any government approval, license, registration, etc. applicable to it, the Target and its Subsidiaries to be suspended, revoked, forfeited, damaged or unrenewable after expiration.

4.2           The Target Shareholder hereby irrevocably represents and warrants as follows:

(1)                                 The Target Shareholder has made and procured its heirs, successors, agents, property custodians, etc. to, make (if applicable) all appropriate arrangements and sign all necessary documents, to make sure that its heirs, liquidation group, creditors, assignees, successors, agents, property custodians, etc., who may acquire the equity or related rights, will continue to abide by and perform the obligations hereunder and refrain from affecting or hindering the performance of this Agreement, upon its equity transfer, death, incapacity, divorce or other circumstances that may affect its exercise of the equity interests in the Target. The Target Shareholder assures the WFOE that it will continue to abide by the VIE Agreements.

(2)                                 As of the effective date hereof, the Target Shareholder is a registered lawful shareholder of the Target and a beneficial owner of the equity held thereby; except the rights created by this Agreement, the Equity Pledge Agreement between the Target Shareholder and the WFOE and the Exclusive Option Agreement among the Target Shareholder, the Target and the WFOE, there is no third party encumbrance on the Entrusted Rights. Pursuant to this Agreement, the WFOE may completely and sufficiently exercise the Entrusted Rights in accordance with the then-effective articles of association of the Target.

Article 5       Term

5.1                     This Agreement becomes effective on the date of due execution by the Parties hereto; unless otherwise expressly agreed in this Agreement or the WFOE determines in writing to terminate this Agreement, this Agreement shall be automatically terminated after the WFOE fully exercises its right to purchase all assets of the Target or all equity held by the Target Shareholder pursuant to the Exclusive Option Agreement separately executed. Once this Agreement becomes effective, it is irrevocable. Notwithstanding the foregoing provisions and Article 6 of this Agreement, the WFOE shall always have the right to dissolve this Agreement by giving written notice to the Parties hereto 30 days in advance at any time, and the WFOE shall not be liable for any breach of contract in respect of its unilateral dissolution of this Agreement.

5.2                     Each Party shall complete the examination and approval and registration procedures for the extension of its operation period within 3 months before the expiration thereof, so that the validity of this Agreement can be sustained.

5.3                     The rights and obligations of the Parties under Articles 7, 8 and this 5.3 shall survive the termination of this Agreement.

Article 6       Default Liabilities

6.1                     The Parties agree and acknowledge that, if any Party (hereinafter the “Defaulting Party”) commits material breach of any provision hereof, or materially fails to perform or delays in performing any obligation hereunder, such breach or failure or delay shall constitute a default under this Agreement (hereinafter a “Default”), then any non-defaulting Party shall be entitled to demand the Defaulting Party to rectify such Default or take remedial measures within a reasonable period. If the Defaulting Party fails to rectify such Default or take remedial measures within such reasonable period or within 10 working days following the written notice issued by the non-defaulting Party and the rectification requirement, the non-defaulting Party shall be entitled to decide to, at its discretion:

(1)                                 If the Target Shareholder or the Target is the Defaulting Party, the WFOE has the right to terminate this Agreement and require the Defaulting Party to indemnify all the damages;

(2)                                 If the WFOE is the Defaulting Party, the non-defaulting party has the right to require the WFOE to indemnify all damages, and except as otherwise provided by laws and regulations, no party other than WFOE has the right to terminate or dissolve this Agreement under any circumstance.

6.2                     Notwithstanding anything else contained herein, the effect of this section shall not be affected by the termination of this Agreement.

Article 7       Governing Law and Dispute Resolution

7.1                     The execution, effectiveness, construction and performance of this Agreement and the resolution of disputes hereunder shall be governed by and construed in accordance with PRC Laws.

7.2                     In the event of any dispute arising from the performance of this Agreement or in connection with this Agreement, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the arbitration procedures and rules thereof then in effect. The arbitration shall be conducted on a confidential basis and the arbitration language shall be Chinese. The arbitration award shall be final and binding on all Parties.

7.3                     Pending arbitration, except for the part under dispute that is subject to the arbitration, the Parties to this Agreement shall continue to exercise their respective rights hereunder and perform their respective obligations hereunder.

Article 8       Confidentiality

8.1                     Prior to the execution of this Agreement and during the term of this Agreement, one Party (hereinafter referred to as the “Disclosing Party”) has disclosed or may from time to time disclose any of its confidential information (including but not limited to business information, customer information, financial information, contracts, etc.) to any other Party (hereinafter referred to as the “Receiving Party”). The Receiving Party must keep the confidential information confidential and shall not use the confidential information for purposes other than those specified in this Agreement. The foregoing provisions shall not apply to the information that: (i) as shown by written records made before the disclosure by the Disclosing Party, has previously been known to the Receiving Party; (ii) has entered or will enter the public domain other than due to the breach of this Agreement by the Receiving Party; (iii) was obtained by the Receiving Party from a third party having no obligation of confidentiality with respect to such information; and (iv) is under the obligation to be disclosed pursuant to the applicable laws, regulations or requirements of regulators, or is required to be disclosed to its employees, agents, legal counsels or financial advisors for its normal operations (provided that the Receiving Party shall make sure that each above-mentioned person complies with the related terms and conditions of this Agreement, and shall assume any responsibility for violation by any above-mentioned person of the related terms and conditions of this Agreement).

8.2                     The above confidentiality obligations are ongoing to the Parties to this Agreement and shall survive the termination of this Agreement.

Article 9       Notice

9.1                     All notices or written communications (including but not limited to written documents or notices hereunder) issued by one Party to the other Parties hereto shall be timely sent or delivered by letter (including express delivery) or email. The dates on which notices or communications shall be deemed to have been received shall be the third working day after the date of mailing if sent by letter (including express delivery), or the date of arrival at the recipient’s email system if sent by e-mail.

9.2                     For the purpose of notice, the contact details of the Parties hereto are as follows:

(1)                                 Ucommune (Beijing) Technology Co., Ltd.

Address: 8/F, Tower D, Sunshine 100, Guanghua Road, Chaoyang District, Beijing

Contact person: Nan Shi

Contact number: [____________]

Email: [____________]

(2)                                 Beijing Ubazaar Technology Co., Ltd.

Address: 8/F, Tower D, Sunshine 100, Guanghua Road, Chaoyang District, Beijing

Contact person: Nan Shi

Contact number: [____________]

Email: [____________]

(3)                                 Nan Shi

Address: 8/F, Tower D, Sunshine 100, Guanghua Road, Chaoyang District, Beijing

Contact number: [____________]

Email: [____________]

9.3                     Any Party may change its address for notices by a notice delivered to the other Parties in accordance with the terms hereof.

Article 10   Miscellaneous

10.1              If, under PRC Laws, any provision of this Agreement is invalid, illegal or unenforceable, all other terms of this Agreement shall remain in full force and effect. In the event that any provision hereof is held to be invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to amend this Agreement, so as to realize the original intent of the Parties as closely as possible in an acceptable manner.

10.2              If any relevant regulatory authority proposes any amendment to this Agreement, the Parties shall negotiate and amend this Agreement accordingly.

10.3              This Agreement shall supersede any other written or oral agreement between the Parties with respect to the subject matter hereof and shall constitute the entire agreement reached by and among the Parties hereto.

10.4              Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

10.5              During the term of this Agreement, no Party may assign part or all of its rights or obligations hereunder to any third party without the prior written consent of the other Parties, but the WFOE has the right to assign all or part of its rights and obligations hereunder without the consent of the other Parties. This Agreement shall be binding upon the Parties hereto and their respctive lawful successors and assigns.

10.6              Any modification or supplement to this Agreement must be made in writing, and except for the WFOE assigning its rights hereunder in accordance with the provisions of Section 10.5, no modification or supplement of this Agreement shall be effective unless duly signed by the Parties hereto. If any modification or supplement to this Agreement requires the permission from and/or registration or filing with any government agency according to law, the Parties shall duly obtain such permission and/or complete such registration or filing procedures.

10.7              This Agreement is written in five copies, with each Party holding one copy, and the rest retained by the Target, all having the same legal effect.

(No text below)

(No text on this page, this being a signature page to the Shareholders’ Voting Right Proxy Agreement)

Ucommune (Beijing) Technology Co., Ltd.

/s/Seal of Ucommune (Beijing) Technology Co., Ltd.

Legal representative (or authorized representative):	/s/Daqing Mao

(No text on this page, this being a signature page to the Shareholders’ Voting Right Proxy Agreement)

Beijing Ubazaar Technology Co., Ltd.

/s/Seal of Beijing Ubazaar Technology Co., Ltd.

Legal representative (or authorized representative):	/s/Nan Shi

(No text on this page, this being a signature page to the Shareholders’ Voting Right Proxy Agreement)

Nan Shi

/s/Nan Shi